Exhibit (c)(2)

 INVESTMENT BANKING •  RESEARCH • INSTITUTIONAL SALES & TRADING  December 2023  Project Bluebonnet  Preliminary Valuation Discussion Materials

 Via Stock Performance  Via 6-Month Stock Price  Source: Capital IQ.   Note: 30 and 60-day VWAPs calculated as of the 12/5/23 closing price.   November 15, 2023 Bid  Price: $9.00/share  Closing Price 1 Day Prior / Premium: $7.93 / 13%  Premium to Then-60 Day VWAP: 17%  September 5, 2023 Bid  Price: $10.50/share  Closing Price 1 Day Prior / Premium: $8.90 / 18%  Premium to Then-60 Day VWAP: 22%

 Via Public Market Overview  Stock Valuation  Historical & Projected Financials  Top-10 Shareholder Analysis(3)  (2)  NCI is now negative and therefore is a deduct in arriving at Enterprise Value.  12/31/21A Adjusted EBITDA inclusive of $60mm non-recurring event – Winter Storm Uri.  William Keith Maxwell III’s common stock equivalent held includes 4 million Class B shares.  (1)

 Public Company Comparables  Enterprise Value / Adj. EBITDA  Source: Public filings, Capital IQ, and Wall Street equity research.   Note: Market data as of 12/6/23. $s in millions.   Mean  Median  LTM  10.0x  9.5x  2023E  9.5x  10.3x  2024E  8.8x  9.8x  B. Riley believes Genie and Vistra to be the most relevant public comps.  Market Cap: $21,169  EV: $47,354  Market Cap: $7,138  EV: $11,887  Market Cap: $11,934  EV: $24,672  Market Cap: $10,812  EV: $22,712  Market Cap: $719  EV: $565  Market Cap: $13,194  EV: $25,941  Market Cap: $62  EV: $202

Precedent Transaction Analysis

Date Announced / Closed	Target	Acquirer	Enterprise Value ($mm)	EV / LTM Revenue	EV / LTM EBITDA	EV / NTM EBITDA
3/6/2023	Energy Harbor	Vistra Energy Corp.	$3,430.0	NA	NA	NA
2/24/2023	South Jersey Industries, Inc.	JP Morgan Asset Mgmt.	7,846.1	3.9x	16.6x	15.3x
2/11/2022	Hope Gas, Inc.	Hearthstone Utilities Inc.	690.0	NA	NA	NA
9/10/2021	Liberty Power Holdings, LLC	NRG Energy	35.4	NA	NA	NA
3/18/2021	The Narragansett Electric Company	PPL Energy Holdings, LLC	5,116.4	3.3x	18.8x	NA
2/17/2021	Sunstreet Energy Group, LLC	Sunnova Energy Corporation	297.8	NA	NA	NA
1/14/2021	Atlantic Power Corporation	I Squared Capital Advisors	955.7	3.5x	6.9x	NA
11/4/2020	Veteran Energy and Infinite Energy	Vistra Energy Corp.	13.0	3.7x	NA	NA
7/24/2020	Direct Energy(1)	NRG Energy	3,625.0	NA	7.9x	NA
4/6/2020	Mankato Energy Center of Xcel Energy	Southwest Generation	680.0	NA	NA	NA
11/1/2019	Ambit Energy Holdings, LLC	Vistra Energy Corp.	475.0	NA	4.8x	3.8x
7/15/2019	Crius Energy	Vistra Energy Corp.	509.5	0.4x	7.1x	5.7x
5/20/2019	Stream Energy	NRG Energy	300.0	NA	4.6x	NA
1/4/2019	Lumo Energia	Genie Energy	6.6	NA	NA	NA
10/25/2018	Starion Energy, Inc. (60,000 RCE's)	Spark Energy, Inc.	10.7	NA	NA	NA
4/9/2018	Dynegy Inc.	Vistra Energy Corp.	10,475.1	2.1x	10.4x	7.5x
3/28/2018	Xoom Energy	NRG Energy	210.0	NA	4.7x	NA

Source: Public filings, Capital IQ, and Wall Street equity research.
(1)The seller of Direct Energy, Centrica, reported the LTM EBITDA multiple at 7.9x, however, that included certain synergies. NRG reported the multiple at 4.9x.

Private and Confidential

B | RILEY Securities

5

Precedent Transaction Analysis (cont'd)

Date Announced / Closed	Target	Acquirer	Enterprise Value ($mm)	EV / LTM Revenue	EV / LTM EBITDA	EV / NTM EBITDA
6/29/2017	MP2 Energy	Shell Energy North America	NA	NA	NA	NA
5/30/2017	U.S. Gas & Electric, Inc.	Crius Energy	172.5	NA	4.9x	NA
5/9/2017	Verde Energy	Spark Energy, Inc.	65.0	NA	NM	NA
12/31/2016	Engie SA	Unknown Minority Investor	60,112.6	0.8x	5.4x	5.3x
11/20/2016	North American Power	Calpine Corp.	111.0	NA	NA	NA
10/9/2016	Noble Americas Energy Solutions(2)	Calpine Corp.	700.0	NA	5.0x	NA
5/5/2016	Major Energy	Spark Energy, Inc.	63.2	NA	NA	NA
5/4/2016	Provider Power	Spark Energy, Inc.	34.9	NA	NA	NA
10/1/2015	Champion Energy Marketing, LLC	Calpine Corp.	240.0	NA	NA	NA
11/28/2011	DPL Inc.	The AES Corporation	4,718.2	2.4x	7.6x	NA
10/28/2011	Genie Energy Ltd.	Public Spin-Off	113.8	0.6x	7.5x	NA
8/16/2011	Energy Plus Holdings	NRG Energy	190.0	NA	8.5x	NA
4/28/2011	Constellation Energy Group, Inc.	Exelon Corporation	11,448.1	0.8x	7.3x	6.4x
9/16/2010	Green Mountain Energy	NRG Energy	350.0	NA	5.0x	NA
5/1/2009	Reliant Energy	NRG Energy	287.5	NA	NA	NA
			Upper Quartile	3.46x	7.9x	8.6x
			Mean	2.16x	7.8x	7.8x
			Median	2.28x	7.1x	6.1x
			Lower Quartile	0.81x	5.0x	5.2x
			Min	0.41x	4.6x	3.8x
			Max	3.94x	18.8x	15.3x

Source: Public filings, Capital IQ, and Wall Street equity research.
(2) Calpine paid Noble Americas $800 million, plus $350 million of net working capital, however, recovered $250 million subsequent to closing and another $200 million post closing.

Private and Confidential

B | RILEY Securities

6

A present value of projected cash flows implies an equity value per share range of ~$14.00 to ~$22.00  Discounted Cash Flow Analysis  Source: Public filings, Capital IQ, and Wall Street equity research.   1) 2025E change in net working capital was adjusted to be 6.4% of the change in revenue 2024E to 2025E.  A present value of projected cash flows implies an equity value per share range of $10.05 to $14.35  Free Cash Flow Calculation   Key Assumptions  Enterprise Value Sensitivity Analysis  Implied Enterprise Value / 2024P Adj. EBITDA  TBU w new terminal x

 Premiums Paid Analysis  The below analysis shows the implied stock prices utilizing transaction premiums paid in transactions over the last five years  Source: Capital IQ.  Note: Reference share price and implied share prices based on 12/6/2023 market data.   $7.25  $9.30 $9.65  Average  Implied VIA Share Price with Premium  $10.40 $11.44  $10.74 $11.60  $9.48 $10.22  Average $10.64  Average 31.3%  VIA Reference Share Price  $8.50  $8.45  $7.39  Summary  U.S. public company targets over the last 5 years  462 transactions analyzed  88 Small-Cap  Separated into two categories:  All transactions  Small-Cap (transactions with deal value less than $500 million)  Total transaction value statistics:  Mean: $6,685.9 million  Median: $2,375.5 million  Small-Cap transaction value statistics:  Mean: $213.1 million  Median: $208.6 million  Median Transaction Premiums Paid Over Last 5 Years

 Purchase Price Ratio Analysis  Source: Capital IQ.  1) NCI is now negative and therefore is a deduct in arriving at Enterprise Value.  2) Debt does not include long-term leases.  Check premium $10 start

 Valuation Summary – Price per Share  Note: Equity value per share is derived by deducting net debt of $59.9 million and preferred stock of $88.0 million and adding $7.1 million in NCI to enterprise value. Analysis assumes 7.4 million shares.   WACC of 11.5% - 12.5%   Terminal exit multiple of 4.5x – 5.5x 2025E Adj EBITDA   EV / LTM 9/30/23 Adj EBITDA (3.75x – 6.50x)   EV / 2023E Adj EBITDA (3.75x – 6.00x)  Comparable Trading Analysis   EV / 2024E Adj EBITDA (3.50x – 4.50x)  Does not reflect synergies or change of control premium   EV / LTM 9/30/23 Adj EBITDA (4.00x – 6.00x)  Reflects change of control premium   WACC of 24.0% - 26.0%   Terminal exit multiple of 4.00x – 5.00x 2026E Adj EBITDA   60 Day (28.3% – 38.3%)   1 Day (22.4% – 34.6%)   30 Day VWAP (27.1% – 37.3%)  Precedent Transaction Analysis  Discounted Cash Flow Analysis  Premiums Paid Analysis  Current Price:   $8.50 per share  Potential Counter:   $12.00 - $13.00 per share

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